Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER AUTHORIZES $6 MILLION BUYBACK

Continues to Use Cash Flow to Support Shareholder Value

GREENWOOD VILLAGE, Colo. – August 14, 2006 – CIBER, Inc. (NYSE: CBR) today announced its Board of Directors has authorized the purchase of up to $6 million of either common shares or convertible debt, whichever the company determines is most advantageous.  CIBER has purchased approximately one million shares of common stock in open-market transactions thus far in 2006.  This authorization represents a $5 million increase to $1 million remaining from the previous authorization.

“CIBER’s revenue has never been higher and earnings and cash flow are improving in 2006.  We are confident in the balanced and strategic direction of our business model, and believe shareholders are benefited best at current prices by using our cash flow to reduce shares and/or debt outstanding,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia.  Operating in 18 countries, with 8,000 employees and annual revenue of nearly $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-

looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2006.

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